EXHIBIT (11)

                          NORTHWEST NATURAL GAS COMPANY

                 Statement Re: Computation of Per Share Earnings
                      (Thousands, except per share amounts)
                                   (Unaudited)


                                              12 Months Ended December 31
                                              ---------------------------
                                               1998      1997     1996
                                               ----      ----     ----

Earnings Applicable to Common Stock            $24,724   $40,413   $44,070

         Debenture Interest Less Taxes             431       455       479
                                               -------  -------- ---------

Earnings Applicable to Diluted Common Stock    $25,155   $40,868   $44,549
                                               =======   =======   =======


Average Common Shares Outstanding               24,233    22,698    22,391

         Stock Options                              41        32        27
         Convertible Debentures                    489       518       545
                                                ------  --------  --------

Diluted Average Common Shares Outstanding       24,763    23,248    22,963
                                                ======    ======    ======

Diluted Earnings Per Share of Common Stock       $1.02     $1.76     $1.94
                                                 =====     =====     =====